EXHIBIT 21





                 Subsidiaries of the Company



       Name                           State of Incorporation
       ----                           ----------------------


1.   Microwave & Video Systems, Inc.        Connecticut


2.   Enon Microwave, Inc.                   Delaware


3.   Microwave Concepts, Inc.               Delaware